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                                                                EXHIBIT 10.19


                               February 23, 2000

James L. Gardner, Esquire
2955 Little Dug Gap Lane
Louisville, Tennessee   37777

Dear Jim:

     This will confirm the Agreement between James L. Gardner (the "Consultant") and A. T. Massey Coal Company, Inc. (the "Company").

     1. Scope of Services. The Consultant agrees to render advisory and consultation services to the Company as and when the Company may from time to time request. The Company authorizes Donald L. Blankenship, or his designee, or Roger L. Nicholson, to approve these assignments to the Consultant hereunder.

     Consultant shall generally be expected to work approximately one week per month out of the Company's offices in Richmond, Virginia, or such other location as the Company may request. In addition, Consultant agrees to make reasonable effort to respond to requests by the Company for additional services.

     In performing services under this Agreement, the Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of the Company.

     As an independent contractor, the Consultant will be solely responsible for determining the means, methods, time and place of performing the services subject to the Company's overall schedule requirements and maintaining contacts and communications necessary for the services, and the Company will receive only the results of the Consultant's performance of the foregoing services.

     The Company will furnish office space, secretarial and other office services as are required to carry out the assignments made hereunder.
Consultant shall have the right to continue to use without charge the Compaq computer and related equipment and transmission line installed at Consultant's residence, but such equipment shall remain the property of the Company. The Company agrees to sell to Consultant the 2000 Lincoln LS used by the Consultant as his vehicle while employed by the Company for a purchase price of $24,000. Consultant agrees that his use of such vehicle as
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appropriate for travel to the Company's field offices in Charleston, West
Virginia and similar locations shall be without charge to the Company except for gas.

     2. Compensation. The Company shall compensate the Consultant for the actual days worked by the Consultant for services specifically approved by the Company as follows:

       (i) A minimum of $5,250 per calendar month, plus $175.00 per hour for each hour worked in excess of 30 hours during any calendar month.

      (ii) Reimbursement of actual, reasonable out-of-pocket expenses in accordance with the Company's reimbursement policies, including expenses for travel, accommodations and meals associated with working at the Company's offices or other requested locations apart from Consultant's Tennessee residence.

     (iii) As additional consideration for Consultant entering into this Agreement, Company agrees to provide family medical and dental insurance coverage to Consultant for a period of 36 calendar months (whether or not this Agreement is terminated during such period) on the same terms and conditions as such medical and dental coverage is extended to the Company's employees in return for the payment by Consultant of the monthly fee calculated by the Company for extended coverage under COBRA.

     3. Invoicing. Following the end of each month, the Consultant will furnish the Company with an invoice covering the time devoted to the Company's service during such month. Consultant will provide such invoice within 10 days following the month being billed. The minimum monthly retainer will be paid by the 10th of such month, and the Company shall pay any additional sums due under such invoice within thirty (30) days of receipt.

     4. Non-Competition. During the terms of this Agreement, the Consultant agrees that he will not in any manner directly or indirectly provide services, advice or other assistance to any firm or business which is similar to or competitive with the
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business of the Company or any of its affiliates without prior written approval.

     The Consultant agrees that any information which he obtains while performing services in his consulting capacity concerning the business or operations of the Company, its affiliates or third parties with whom it conducts business (including, but not as a limitation, financial and technical information) shall be used only to perform such services and shall not be disclosed to anyone outside the Company, except with the prior written authorization of the Company. The obligations of this paragraph shall survive any termination of this Agreement and do not apply to any information which has been publicly released or is in the public knowledge or literature.

     5. Term. The term of this Agreement shall begin March 1, 2000, and shall continue through December 31, 2000. Prior to November 30, 2000, the Company and the Consultant will meet to discuss continuation or termination of this Agreement on December 31, 2000.

     6. No Government Agency. The Consultant agrees that during the entire course of this Agreement, Consultant will not act as an agent, official or employee of any foreign government, or foreign political party, or a candidate for political office, and that the Consultant fees and expenses that will be paid to the Consultant under this Agreement will not be paid directly or indirectly to any such agent, official, employee, party or candidate.

     7. Compliance with Law. The Consultant agrees to fully comply with the United States Foreign Corrupt Practices Act (Public Law 95-213, 95th Congress, December 19, 1977) and all other applicable State and United States Laws. The Consultant acknowledges that Fluor Corporation and its subsidiaries require their employees to fully comply with the laws of the United States.

     8. Entire Agreement. This Agreement consists of this letter. This Agreement, as defined in this paragraph, sets forth the full and complete understanding of the parties as of the date above stated, and supersedes any and all agreements and representations made or dated prior hereto. This Agreement can only be amended by a writing
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signed by the duly authorized representatives of the parties.

     9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Virginia.

     Kindly indicate your agreement with the foregoing by executing the duplicate originals of this letter in the space below and returning a fully signed duplicate original to us.


                                        A. T. MASSEY COAL COMPANY, INC.



                                          /s/ Don l. Blankenship
                                        ------------------------------
                                        By:  Donald L. Blankenship


Accepted and Agreed:


  /s/ James L. Gardner
--------------------------------
By:  James L. Gardner       Date

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